Daktronics, Inc. Announces Fourth Quarter and Fiscal 2009 Results

• Net sales increase 16 percent for fiscal 2009 and decrease 6 percent for the fourth quarter of fiscal 2009 compared to fiscal 2008

• Earnings per share increase 2 percent for fiscal 2009 and decrease 93 percent for the fourth quarter of fiscal 2009 compared to fiscal 2008

• Expects sales and earnings to decline in fiscal 2010

• Declares annual cash dividend of $0.095 per share based on continued positive cash flow performance

Brookings, S.D. – June 2, 2009 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2009 fourth quarter net sales of $121.8 million and net income of $0.3 million, or $0.01 per diluted share, compared to net sales of $129.1 million and net income of $5.7 million, or $0.14 per diluted share, for the fourth quarter of fiscal 2008. Backlog at the end of the 2009 fourth quarter was approximately $120 million, compared with a backlog of approximately $175 million a year earlier and $128 million at the end of the third quarter of fiscal 2009.

Net sales for the fiscal year ended May 2, 2009 totaled $581.9 million, up over 16 percent from net sales of $499.7 million in 2008. Net income for fiscal 2009 was $26.4 million, a one percent increase from net income of $26.2 million in fiscal 2008. Earnings per diluted share for the year ended May 2, 2009 were $0.64, compared to $0.63 per diluted share for the year ended April 26, 2008.

“During the quarter, we successfully launched new mega systems for two major league baseball facilities in New York that are showcases for our products and reflect the quality and dedication of our employees,” said Jim Morgan, president and chief executive officer. “We are excited about what this means for the long-term; however, we continue to be adversely impacted by the economic environment, with the largest impact being within our Commercial and International business units. Orders for the fourth quarter of fiscal 2009 were up five percent in our Live Events and Schools and Theatres business units, and over 55 percent in our Transportation business unit as compared to the fourth quarter of fiscal 2008. This increase was offset by order declines of 62 percent and 85 percent in our Commercial and International business units, respectively. As previously discussed, the largest decline in our Commercial business unit is due to the pullback in capital spending by the major outdoor billboard companies. Based on industry reports, we do not expect any noticeable recovery in this niche until calendar 2011, at the earliest.”

Morgan continued, “Our response to this overall downturn has been and will continue to be to adjust our infrastructure without harming our long-term opportunities. We are working diligently to decrease expenses where possible. This includes reductions in personnel, limitations on capital expenditures and, most importantly, establishing a tone within the company that expense reduction coupled with a focus on lean initiatives in manufacturing and administration are vital for our position when the economy improves.”

“For fiscal 2010, we expect to see a significant reduction in orders and sales,” said Morgan. “It’s very difficult to forecast the business at this point, but we are focusing our strategic initiatives and cost controls under an assumption that the fourth quarter net sales level is an indicator of the trend for the year as a whole. In addition to an expected decline in our commercial business, as discussed above, we also expect a decline in our live events business. However, it’s important to keep the expected decline in live events in perspective. With live events experiencing a revenue growth of 60 percent this past year, it would be appropriate, even in normal economic times, to expect a sequential year decline due to the natural volatility of that business. On the competitive environment, we have seen some very aggressive pricing, especially on larger projects. Although we believe some of the pricing we are seeing from competitors is not sustainable, it can have an adverse impact on us in the short term. At the same time we have renewed our emphasis on product development to reduce the cost of our products while still delivering products that are second to none in the industry. Nonetheless, we see gross margin pressure as a factor for the near term.”

“Our gross margin for the quarter was significantly less than expected due to a number of factors, including lower than expected margin on contracts,” said Bill Retterath, chief financial officer. “We also continue to see pressure resulting from the excess capacity, warranty costs and the competitive environment. We have made improvements by decreasing costs that impact gross profit, and further efforts in this regard remain a high priority for us. On the positive side, we continued to show declines in operating expenses overall and have plans to decrease this spending more in fiscal 2010.”

Morgan concluded, “We have ended the 2009 fiscal year with a strong cash position and we are confident that we can continue to improve our cash position during fiscal year 2010. With no debt, and by approaching capital expenditures primarily with a view towards maintenance rather than growth, we believe that a dividend continues to be an effective use of our growing cash balances. Our priorities for the use of cash in fiscal 2010 are to continue to fund operations on a scaled back basis, explore and develop new and better product offerings, invest in business process initiatives and pay dividends to our shareholders.”

The annual cash dividend will be payable June 23, 2009, to shareholders of record as of the close of business June 9, 2009. Although the company intends to pay regular annual dividends for the foreseeable further, subsequent dividends will continue to be reviewed annually and declared by the Board at its discretion.

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theaters and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2008 fiscal year and its Quarterly Reports on Form 10-Q for the quarters ended August 2, 2008, November 1, 2008 and January 31, 2009. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 2,	April 26,	May 2,	April 26,
	2009	2008	2009	2008
Net sales	$121,823	$129,117	$581,931	$499,677
Cost of goods sold	94,163	92,788	426,573	352,087
Gross profit	27,660	36,329	155,358	147,590

Operating expenses:
Selling	14,932	16,094	62,335	62,479
General and administrative	6,975	6,736	28,787	26,040
Product design and development	4,637	5,863	21,619	20,828
	26,544	28,693	112,741	109,347
Operating income	1,116	7,636	42,617	38,243

Nonoperating income (expense):
Interest income	504	462	2,068	1,757
Interest expense	(47)	(158)	(244)	(1,423)
Other income (expense), net	(510)	(460)	(2,888)	1,049

Income before income taxes	1,063	7,480	41,553	39,626
Income tax expense	719	1,770	15,125	13,413
Net income	$344	$5,710	$26,428	$26,213

Weighted average shares outstanding:
Basic	40,652	40,180	40,537	39,918
Diluted	40,949	41,158	41,152	41,337

Earnings per share:
Basic	$0.01	$0.14	$0.65	$0.66
Diluted	$0.01	$0.14	$0.64	$0.63

Cash dividend paid per share	$-	$-	$0.09	$0.07

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	May 2,
	2009	April 26,
	(unaudited)	2008
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$37,584	$9,782
Accounts receivable, less allowance for doubtful accounts	61,412	56,516
Inventories	51,400	50,525
Costs and estimated earnings in excess of billings	27,541	27,126
Current maturities of long-term receivables	7,962	7,435
Prepaid expenses and other	5,587	4,796
Deferred income taxes	15,017	9,517
Property and equipment available for sale	470	--
Total current assets	206,973	165,697

Advertising rights, net	2,392	3,457
Long-term receivables, less current maturities	15,879	16,837
Investments in affiliates	2,541	2,998
Goodwill	4,549	4,722
Intangible and other assets	2,804	3,102
Deferred income taxes	311	143
	28,476	31,259
PROPERTY AND EQUIPMENT:
Land	1,204	3,190
Buildings	50,810	49,464
Machinery and equipment	50,013	44,743
Office furniture and equipment	52,369	45,482
Equipment held for rental	2,423	2,658
Demonstration equipment	8,021	7,516
Transportation equipment	5,115	6,106
	169,955	159,159
Less accumulated depreciation	(80,528)	(61,636)
	89,427	97,523
TOTAL ASSETS	$324,876	$294,479

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	May 2,
	2009	April 26,
	(Unaudited)	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$30,273	$31,540
Accrued expenses and warranty obligations	35,548	26,100
Current maturities of long-term debt and marketing obligations	367	910
Billings in excess of costs and estimated earnings	13,769	24,560
Customer deposits	10,007	12,113
Deferred revenue	9,531	6,980
Income taxes payable	2,935	949
Total current liabilities	102,430	103,152

Long-term debt, less current maturities	23	55
Long-term marketing obligations, less current maturities	759	646
Long-term warranty obligations and other payables	4,805	3,766
Deferred income taxes	4,948	3,607
	10,535	8,074
TOTAL LIABILITIES	112,965	111,226

SHAREHOLDERS’ EQUITY:
Common stock	27,872	25,638
Additional paid-in capital	13,898	10,398
Retained earnings	170,705	147,912
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(555)	(686)
TOTAL SHAREHOLDERS’ EQUITY	211,911	183,253
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$324,876	$294,479

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Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended
	May 2, 2009	April 26, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,428	$26,213
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	24,133	20,806
Amortization	315	315
Gain on sale of property and equipment	(862)	(7)
Gain on sale of equity investment	--	(2,878)
Stock-based compensation	3,154	2,628
Equity in losses of affiliates	2,404	2,402
Provision for doubtful accounts	419	145
Deferred income taxes, net	(4,326)	(785)
Change in operating assets and liabilities	(2,934)	10,994
Net cash provided by operating activities	48,731	59,833

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(22,888)	(33,916)
Loans to equity investees	(665)	--
Cash consideration paid for equity method investments	--	(750)
Proceeds from sale of property and equipment	4,667	523
Proceeds from sale of investments	--	7,000
Net cash used in investing activities	(18,886)	(27,143)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on notes payable	--	(24,615)
Proceeds from exercise of stock options	630	2,335
Excess tax benefits from stock-based compensation	345	339
Principal payments on long-term debt	(546)	(563)
Dividend paid	(3,635)	(2,770)
Net cash used in financing activities	(3,206)	(25,274)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	537	(681)

INCREASE IN CASH AND CASH EQUIVALENTS	27,176	6,735

CASH AND CASH EQUIVIALENTS BEGINNING OF PERIOD	9,325	2,590

CASH AND CASH EQUIVALENTS END OF PERIOD	$36,501	$9,325

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Daktronics, Inc. and Subsidiaries

Sales and Orders By Segment

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 2,	April 26,	May 2,	April 26,
	2009	2008	2009	2008
Net sales
Commercial	$24,232	$46,020	$155,851	$180,938
Live Events	64,878	40,718	269,650	168,640
Schools & Theatres	14,293	11,815	66,444	60,919
Transportation	10,988	10,476	34,289	37,355
International	7,432	20,088	55,697	51,825
Total Net Sales	$121,823	$129,117	$581,931	$499,677

Orders
Commercial	$21,153	$56,299	$135,316	$183,555
Live Events	56,600	54,308	247,296	201,775
Schools & Theatres	16,117	15,308	63,173	63,286
Transportation	15,888	10,231	44,707	34,500
International	3,977	27,250	37,960	63,303
Total Orders	$113,735	$163,396	$528,452	$546,419

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